Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2013 Financial Results

  Record Q3 Earnings Per Share
    GAAP of $0.66
    Non-GAAP of $0.74 (14% increase over prior year)
  Q4 Earnings guidance of $1.02 to $1.09 per share (29% to 38% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--April 24, 2013--OSI Systems, Inc. (NASDAQ: OSIS), a vertically integrated provider of solutions in Security, Healthcare, and specialized electronics, today announced financial results for the third quarter ended March 31, 2013.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are pleased to announce the results of our third quarter operations. We achieved record earnings for the 12th consecutive quarter as a result of significant operating margin expansion, led by our Security division. Although we experienced lower sales in the quarter due to a difficult prior-year comparison in our Security division and lower than expected results in our Healthcare division, our growth outlook for fiscal 2014 and beyond remains strong with a very robust opportunity pipeline and new product introductions in both divisions. With our Mexico turnkey program ramping up nicely and the majority of our capital investment behind us, we expect to generate significant free cash flow over the next twelve months.”

The Company reported revenues of $198 million for the third quarter of fiscal 2013, a decrease of 5% as compared to the same period a year ago. Net income for the third quarter of fiscal 2013 was $13.5 million, or $0.66 per diluted share, compared to net income of $12.6 million, or $0.62 per diluted share, for the third quarter of fiscal 2012. Excluding the impact of impairment, restructuring, and other charges, net income for the third quarter of fiscal 2013 would have been $15.2 million, or $0.74 per diluted share, compared to net income of $13.2 million, or $0.65 per diluted share, for the third quarter of fiscal 2012.

For the nine months ended March 31, 2013, the Company reported revenues of $574 million, an increase of 3% as compared to the same period a year ago. Net income for the nine months ended March 31, 2013 was $32.3 million, or $1.57 per diluted share, compared to net income of $29.6 million, or $1.46 per diluted share, for the nine months ended March 31, 2012. Excluding the impact of impairment, restructuring, and other charges, net income for the nine months ended March 31, 2013 would have been $35.9 million, or $1.75 per diluted share, compared to net income of $30.3 million, or $1.50 per diluted share, for the nine months ended March 31, 2012.

As of March 31, 2013, the Company’s backlog was approximately $1.0 billion, which was comparable to the amount as of December 31, 2012. During the nine months ended March 31, 2013, the Company generated cash flow from operations of $57 million and capital expenditures were $139 million primarily as a result of the significant investment in the Mexico turnkey program.

Mr. Chopra continued, “During the third quarter, our Security division achieved record profits as the higher margin turnkey screening solution model continues to play a larger role in the division’s operations. The ramp up of our program in Mexico and a solid pipeline of opportunities provide optimism for continued strong performance of our Security division. Sales comparisons for the third quarter were skewed as we recognized $42 million in revenues in the prior year related to a $98 million contract where we served as a prime contractor and hardware systems integrator. Excluding the change in revenues from this program, the Security division’s sales increased by 41%. The success of our turnkey screening solution programs, the pipeline of opportunities and our expanded product portfolio, continue to provide an outstanding outlook for our Security division.”

Mr. Chopra added, “Our Healthcare division results were disappointing. Although we did see a rebound in sales in our European, Middle-Eastern, and African market, which grew year over year, our North American sales were soft. Looking ahead, we continue to believe in a bright future for our Healthcare division as we gain traction with our recently expanded product offerings including the recently launched Arkon anesthesia delivery system.”

Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company currently expects fourth quarter earnings per diluted share to increase at a rate of 29% - 38% over the prior-year period to between $1.02 to $1.09, excluding the impact of impairment, restructuring and other charges. The Company currently anticipates fourth quarter revenues to be between $220 million - $230 million.

Non-GAAP Figures

Discussion of adjustments to arrive at non-GAAP figures for the three months and nine months ended March 31, 2013 is provided to allow for the comparison of underlying earnings, net of impairment, restructuring and other non-recurring charges and their related tax benefit, thus providing additional insight into the on-going operations of the Company. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods. Please see the reconciliation of GAAP to non-GAAP net income and earnings per share at the end of this release.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the third quarter of fiscal 2013. To listen, please log on to the Company’s website at www.osi-systems.com and follow the link in the Investor Relations section. A replay of the webcast will be available shortly after the conclusion of the conference call for approximately two weeks. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-843-7419 or 1-630-652-3042 and entering the conference call identification number ‘34725974’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense, and aerospace. The Company has more than 35 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections, and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions, and contingencies, many of which are outside the Company’s control and which cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues and earnings in fiscal 2013, sales of recently introduced products, and expectations for the performance of the Company under its agreement with Mexico’s tax and customs authority. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information, or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other risks subsequently filed by the Company from time to time with the Securities and Exchange Commission.

OSI SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2012	2013	2012	2013
Revenues	$208,439	$198,409	$557,749	$574,152
Cost of goods sold	139,308	126,571	369,937	370,871
Gross profit	69,131	71,838	187,812	203,281

Operating expenses:
Selling, general and administrative expenses	37,063	37,752	107,409	114,506
Research and development	12,932	12,386	35,358	35,560
Impairment, restructuring and other charges	931	2,286	931	5,009
Total operating expenses	50,926	52,424	143,698	155,075
Income from operations	18,205	19,414	44,114	48,206
Interest expense and other, net	(792)	(1,341)	(2,312)	(3,823)
Income before income taxes	17,413	18,073	41,802	44,383
Provision for income taxes	4,838	4,544	12,165	12,094

Net income	$12,575	$13,529	$29,637	$32,289

Diluted earnings per share	$0.62	$0.66	$1.46	$1.57

Weighted average shares outstanding - diluted	20,433	20,556	20,253	20,579

CONSOLIDATED BALANCE SHEETS (in thousands) (Unaudited)

	June 30,	March 31,
	2012	2013
Assets
Cash and cash equivalents	$91,452	$47,680
Accounts receivable, net	156,867	169,418
Inventories	195,178	198,292
Other current assets	39,616	56,763
Total current assets	483,113	472,153
Property and equipment, net	111,664	238,815
Other non-current assets	155,119	144,634
Total Assets	$749,896	$855,602

Liabilities and Stockholders' Equity
Bank lines of credit	$--	$55,000
Current portion of long-term debt	215	1,795
Accounts payable and accrued expenses	75,252	109,974
Other current liabilities	85,182	88,925
Total current liabilities	160,649	255,694
Long-term debt	2,467	11,099
Advances from customers	100,000	81,250
Other long-term liabilities	52,661	48,858
Total liabilities	315,777	396,901
Total shareholders’ equity	434,119	468,701
Total Liabilities and Equity	$749,896	$855,602

Segment Information
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2013	2012	2013
Revenues – by Segment Group:
Security Group	$111,796	$99,840	$273,370	$274,619
Healthcare Group	56,333	51,357	162,046	159,052
Optoelectronics and Manufacturing Group including intersegment revenues	49,976	54,761	154,426	169,185
Intersegment revenues elimination	(9,666)	(7,549)	(32,093)	(28,704)
Total	$208,439	$198,409	$557,749	$574,152

Operating income (loss) – by Segment Group:
Security Group(i)	$10,557	$16,179	$22,403	$29,251
Healthcare Group	6,254	3,593	16,977	14,389
Optoelectronics and Manufacturing Group(ii)	3,558	3,271	12,947	13,561
Corporate	(2,552)	(4,017)	(8,458)	(9,704)
Eliminations	388	388	245	709
Total	$18,205	$19,414	$44,114	$48,206

(i)	Includes impairment, restructuring, and other non-recurring charges of $1.7 million and $4.4 million for the three and nine months ended March 31, 2013, respectively.
(ii)	Includes restructuring and other charges of $0.6 million for the three and nine months ended March 31, 2013 and $0.9 million for the three months and nine months ended March 31, 2012.

Reconciliation of GAAP to Non-GAAP (in thousands, except earnings per share data) (Unaudited)

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
	2012		2013		2012		2013
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$12,575	$0.62	$13,529	$0.66	$29,637	$1.46	$32,289	$1.57

Impairment, restructuring and other charges, net of tax	672	0.03	1,711	0.08	660	0.04	3,644	0.18

Non-GAAP basis	$13,247	$0.65	$15,240	$0.74	$30,297	$1.50	$35,933	$1.75

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com